UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2021

Inovalon Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36841	47-1830316
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4321 Collington Road
Bowie,	Maryland	20716
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (301) 809-4000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name Of Each Exchange On Which Registered
Class A Common Stock, $0.000005 par value per share	INOV	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

The disclosure contained in Item 5.02 of this Current Report on Form 8-K pertaining to Messrs. De Bock and Capitel’s Employment Agreements, dated January 12, 2019 and January 23, 2018, respectively, with Inovalon Holdings, Inc. (the “Company”), is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

Peter De Bock

On October 4, 2021, Peter De Bock’s employment as the Company’s Chief Administrative Officer ended. Mr. De Bock’s duties and responsibilities are being transitioned to existing members of management across the Company. As a result of Mr. De Bock no longer being employed by the Company, the employment-related provisions of his Employment Agreement, dated January 12, 2019, with the Company will be deemed terminated as of October 4, 2021. Mr. De Bock’s Employment Agreement provides for the principal terms and conditions of his employment with the Company, including base salary, an indication of eligibility for an annual bonus opportunity, participation in the Company’s employee benefit plans as may be in effect from time to time, paid time off, and reimbursement of reasonable business expenses.

Pursuant to Mr. De Bock’s Employment Agreement, in connection with his departure, Mr. De Bock will receive a severance payment in the amount of $72,958.33, less applicable taxes and withholding and payable in accordance with the Company’s payroll practices, subject to his execution of the Company’s standard form of separation and release agreement. In addition, pursuant to an earlier election made available to all holders of unvested equity awards in connection with the Company’s proposed go-private transaction previously announced on August 19, 2021 (the “Merger”), Mr. De Bock will receive up to $1,560,722.40 in cash value, less applicable taxes and withholding and payable in accordance with the Company’s payroll practices, reflecting a certain portion of his unvested equity awards held at the time of separation less any severance already received only upon the successful closing of the Merger.

Jason B. Capitel

On October 4, 2021, Jason B. Capitel’s employment as the Company’s Chief Commercial Officer ended. Mr. Capitel’s duties and responsibilities are being transitioned to existing members of management across the Company. As result of Mr. Capitel no longer being employed by the Company, the employment-related provisions of his Employment Agreement, dated January 23, 2018, with the Company will be deemed terminated as of October 4, 2021. Mr. Capitel’s Employment Agreement provides for the principal terms and conditions of his employment with the Company, including base salary, an indication of eligibility for an annual bonus opportunity, participation in the Company’s employee benefit plans as may be in effect from time to time, paid time off, and reimbursement of reasonable business expenses.

Pursuant to Mr. Capitel’s Employment Agreement, in connection with his departure, Mr. Capitel will receive a severance payment in the amount of $112,500.00, less applicable taxes and withholding and payable in accordance with the Company’s payroll practices, subject to his execution of the Company’s standard form of separation and release agreement. In addition, pursuant to an earlier election made available to all holders of unvested equity awards in connection with the Company’s proposed Merger, Mr. Capitel will receive up to $6,660,905.10 in cash value, less applicable taxes and withholding and payable in accordance with the Company’s payroll practices, reflecting a certain portion of his unvested equity awards held at the time of separation less any severance already received only upon the successful closing of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOVALON HOLDINGS, INC.

Dated: October 8, 2021	By:	/s/ KEITH R. DUNLEAVY, M.D.
Keith R. Dunleavy, M.D.
Chief Executive Officer and Chairman